Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 22, 2025 (August 12, 2025, as to the effects of the stock split described in Note 11), with respect to the consolidated financial statements of Club Versante Group Limited, as of and for the years ended December 31, 2024 and 2023 in this Registration Statement on Form F-1/A3 and the related Prospectus of Club Versante Group Limited filed with the Securities and Exchange Commission.

/s/ HTL International, LLC
Houston, TX
September 19, 2025